The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-257113

Subject to Completion, Dated November 18, 2021

Pricing Supplement dated           , 2021

(To Stock-Linked Underlying Supplement dated September 2, 2021,

Prospectus Supplement dated September 2, 2021, and Prospectus dated September 2, 2021)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes

$           Contingent Coupon Autocallable Barrier Notes Linked to the Worst Performing of the Common Stocks of Amazon.com, Inc., Costco Wholesale Corporation and Tesla, Inc. due November 29, 2024

•	The Contingent Coupon Autocallable Barrier Notes (the “notes”) will provide monthly Contingent Coupon Payments of at least $12.70 per $1,000 principal amount (or at least 1.27% of the principal amount, equivalent to at least 15.24% per annum, to be determined on the Trade Date) until the earlier of maturity or automatic call if, and only if, the Closing Price of the Worst Performing Reference Stock on the applicable monthly Coupon Determination Date is greater than or equal to its Coupon Barrier Price (60% of its Initial Price).
•	If the Closing Price of the Worst Performing Reference Stock on any quarterly Call Observation Date beginning on February 24, 2022 is greater than or equal to its Call Price (90% of its Initial Price), we will automatically call the notes and pay you on the applicable Call Payment Date the principal amount plus the applicable Contingent Coupon Payment. No further amounts will be owed to you.
•	If the notes have not been previously called, the Payment at Maturity will depend on the Closing Price of the Worst Performing Reference Stock on the Final Valuation Date (the “Final Price”) and will be calculated as follows:
a.	If the Final Price of the Worst Performing Reference Stock is greater than or equal to its Principal Barrier Price (60% of its Initial Price): (i) the principal amount plus (ii) the final Contingent Coupon Payment.
b.	If the Final Price of the Worst Performing Reference Stock is less than its Principal Barrier Price: the Physical Delivery Amount in shares of the Worst Performing Reference Stock, or, at our election, the cash value of those shares. In this case, you will lose some or all of the principal amount at maturity. Even with any Contingent Coupon Payments, the return on the notes could be negative.
•	The notes will not be listed on any securities exchange.
•	The notes will be issued in minimum denomination of $1,000 and integral multiples of $1,000.

The notes are unsecured obligations of the Bank and any payments on the notes are subject to the credit risk of the Bank. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus).

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Additional Risk Factors” beginning on page PS-9 of this pricing supplement, and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

	Price to Public (Initial Issue Price)(1)	Underwriting Discount(1)(2)	Proceeds to Issuer
Per Note	$1,000.00	Up to $35.00	At least $965.00
Total	$	$	$

(1)	Because certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forgo some or all of their commissions or selling concessions, the price to public for investors purchasing the notes in these accounts may be between $965.00 and $1,000.00 per note.
(2)	CIBC World Markets Corp. (“CIBCWM”), acting as agent for the Bank, will receive a commission of up to $35.00 (3.50%) per $1,000 principal amount of the notes. CIBCWM may use a portion or all of its commission to allow selling concessions to other dealers in connection with the distribution of the notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-19 of this pricing supplement.

The initial estimated value of the notes on the Trade Date as determined by the Bank is expected to be between $902.50 and $922.50 per $1,000 principal amount of the notes, which is expected to be less than the price to public. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

We will deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about November 30, 2021 against payment in immediately available funds.

CIBC Capital Markets

ADDITIONAL TERMS OF THE NOTES

You should read this pricing supplement together with the prospectus dated September 2, 2021 (the “prospectus”), the prospectus supplement dated September 2, 2021 (the “prospectus supplement”) and the Stock-Linked Underlying Supplement dated September 2, 2021 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, CIBCWM and our other affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We and CIBCWM are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us or CIBCWM, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Underlying Supplement dated September 2, 2021: https://www.sec.gov/Archives/edgar/data/1045520/000110465921112449/tm2123981d22_424b5.htm

•	Prospectus Supplement dated September 2, 2021: https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

•	Prospectus dated September 2, 2021: https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in the underlying supplement, the prospectus supplement and the prospectus. See “Additional Terms of the Notes” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce

Reference Asset:	The worst performing of the common stocks of Amazon.com, Inc. (Bloomberg ticker: AMZN) (the “AMZN”), Costco Wholesale Corporation (Bloomberg ticker: COST) (the “COST”) and Tesla, Inc. (Bloomberg ticker: TSLA) (the “TSLA”) (each, a “Reference Stock” and together, the “Reference Stocks”)

Principal Amount:	$1,000 per note

Aggregate Principal Amount:	$

Term:	Approximately three years, unless previously called

Trade Date:	Expected to be November 24, 2021

Original Issue Date:	Expected to be November 30, 2021 (to be determined on the Trade Date and expected to be the third scheduled Business Day after the Trade Date)

Final Valuation Date:	Expected to be November 25, 2024, subject to postponement as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Reference Stocks” in the underlying supplement.

Maturity Date:	Expected to be November 29, 2024. The Maturity Date is subject to the Call Feature and may be postponed as described under “Certain Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the underlying supplement.

Contingent Coupon Payment:	On each Coupon Payment Date, you will receive a Contingent Coupon Payment of at least $12.70 per $1,000 principal amount (or at least 1.27% of the principal amount, equivalent to at least 15.24% per annum, to be determined on the Trade Date) if, and only if, the Closing Price of the Worst Performing Reference Stock on the related Coupon Determination Date is greater than or equal to its Coupon Barrier Price. If the Closing Price of the Worst Performing Reference Stock on any Coupon Determination Date is less than its Coupon Barrier Price, you will not receive any Contingent Coupon Payment on the related Coupon Payment Date. If the Closing Price of the Worst Performing Reference Stock is less than its Coupon Barrier Price on all monthly Coupon Determination Dates, you will not receive any Contingent Coupon Payments over the term of the notes.

Coupon Barrier Price:	For each Reference Stock, 60% of its Initial Price (rounded to two decimal places).

Coupon Determination Dates and Coupon Payment Dates:	Monthly. Each expected Coupon Determination Date and the corresponding Coupon Payment Date are as set forth below:
		Coupon Determination Dates*	Coupon Payment Dates**
	1	December 27, 2021	December 30, 2021
	2	January 24, 2022	January 27, 2022
	3	February 24, 2022	March 1, 2022
	4	March 24, 2022	March 29, 2022
	5	April 25, 2022	April 28, 2022
	6	May 24, 2022	May 27, 2022
	7	June 24, 2022	June 29, 2022
	8	July 25, 2022	July 28, 2022
	9	August 24, 2022	August 29, 2022
	10	September 26, 2022	September 29, 2022
	11	October 24, 2022	October 27, 2022
	12	November 25, 2022	November 30, 2022
	13	December 27, 2022	December 30, 2022
	14	January 24, 2023	January 27, 2023
	15	February 24, 2023	March 1, 2023
	16	March 24, 2023	March 29, 2023
	17	April 24, 2023	April 27, 2023
	18	May 24, 2023	May 30, 2023
	19	June 26, 2023	June 29, 2023
	20	July 24, 2023	July 27, 2023
	21	August 24, 2023	August 29, 2023
	22	September 25, 2023	September 28, 2023
	23	October 24, 2023	October 27, 2023
	24	November 24, 2023	November 29, 2023
	25	December 26, 2023	December 29, 2023
	26	January 24, 2024	January 29, 2024
	27	February 26, 2024	February 29, 2024
	28	March 25, 2024	March 28, 2024
	29	April 24, 2024	April 29, 2024
	30	May 24, 2024	May 30, 2024
	31	June 24, 2024	June 27, 2024
	32	July 24, 2024	July 29, 2024
	33	August 26, 2024	August 29, 2024
	34	September 24, 2024	September 27, 2024
	35	October 24, 2024	October 29, 2024
	36	November 25, 2024 (the Final Valuation Date)	November 29, 2024 (the Maturity Date)

*Each Coupon Determination Date is subject to postponement as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Reference Stocks” in the underlying supplement.

**Each Coupon Payment Date is subject to postponement as described under “Certain Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the underlying supplement.

Call Feature:

If the Closing Price of the Worst Performing Reference Stock on any Call Observation Date is greater than or equal to its Call Price, we will automatically call all the notes, and pay you on the applicable Call Payment Date your principal amount plus the applicable Contingent Coupon Payment otherwise due for that Call Observation Date.

If the notes are automatically called, they will cease to be outstanding on the related Call Payment Date, and no further payments will be made on the notes. You will not receive any notice from us if the notes are automatically called.

Call Price:	For each Reference Stock, 90% of its Initial Price.

Call Observation Dates:	Quarterly. Expected to be the Coupon Determination Dates falling in February, May, August and November of each year, beginning on February 24, 2022 and ending on August 26, 2024, each subject to postponement as described under “Certain Terms of the Notes— Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Reference Stocks” in the underlying supplement.

Call Payment Dates:	Each Coupon Payment Date corresponding to a Call Observation Date.

Payment at Maturity:

If the notes have not been previously called, the Payment at Maturity will be based on the Final Price of the Worst Performing Reference Stock and will be calculated as follows:

•        If the Final Price of the Worst Performing Reference Stock is greater than or equal to its Principal Barrier Price:

Principal Amount + Final Contingent Coupon Payment

•        If the Final Price of the Worst Performing Reference Stock is less than its Principal Barrier Price: the Physical Delivery Amount in shares of the Worst Performing Reference Stock, or, at our election, the cash value of those shares, which is equal to the Physical Delivery Amount of the Worst Performing Reference Stock multiplied by its Final Price. If we exercise our option to pay in cash, we will give notice of our election at least one Business Day before the Final Valuation Date.

If the Final Price of the Worst Performing Reference Stock is less than its Principal Barrier Price, you will receive shares of the Worst Performing Reference Stock or the cash value of those shares, which is expected to be worth substantially less than the principal amount of the notes as of the Final Valuation Date, and you could lose up to 100% of the principal amount at maturity. Even with any Contingent Coupon Payments, the return on the notes could be negative.

Percentage Change:	The “Percentage Change” with respect to each Reference Stock, expressed as a percentage, is calculated as follows: Final Price – Initial Price Initial Price

Physical Delivery Amount of the Worst Performing Reference Stock:	A number of shares of the Worst Performing Reference Stock calculated by dividing the principal amount by the Initial Price of the Worst Performing Reference Stock. Fractional shares will be paid in cash based on the Final Price of the Worst Performing Reference Stock. Consequently, if the Initial Price of the Worst Performing Reference Stock is greater than $1,000, the Physical Delivery Amount will be a fraction and the Payment at Maturity will paid in cash.

Principal Barrier Price:	For each Reference Stock, 60% of its Initial Price (rounded to two decimal places).

Worst Performing Reference Stock:	On any Coupon Determination Date, including the Final Valuation Date, the “Worst Performing Reference Stock” is the Reference Stock that has the lowest Closing Price on that date as a percentage of its Initial Price.

Initial Price:	For each Reference Stock, its Closing Price on the Trade Date, subject to adjustment as described under “Certain Terms of the Notes—Anti-Dilution Adjustments” in the underlying supplement.

Final Price:	For each Reference Stock, its Closing Price on the Final Valuation Date.

Calculation Agent:	Canadian Imperial Bank of Commerce.

CUSIP/ISIN:	136071CW5 / US136071CW55

Fees and Expenses:	The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes.

The Trade Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the notes.

HYPOTHETICAL PAYMENT AT MATURITY

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Price of any Reference Stock relative to its Initial Price. We cannot predict the Closing Price of any Reference Stock on any Coupon Determination Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Stocks or return on the notes. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the notes for a hypothetical range of Percentage Changes of the Worst Performing Reference Stock from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 principal amount to $1,000. The potential returns described below assume that the notes have not been automatically called prior to maturity and are held to maturity, and are calculated excluding any Contingent Coupon Payments paid prior to maturity. The following table and examples assume the following:

Principal Amount:	$1,000

Hypothetical Contingent Coupon Payment:	$12.70 (or 1.27% of the principal amount, equivalent to 15.24% per annum)

Hypothetical Initial Price of the Worst Performing Reference Stock:	$100

Hypothetical Principal Barrier Price of the Worst Performing Reference Stock:	$60 (60% of its Initial Price)

Hypothetical Physical Delivery Amount of the Worst Performing Reference Stock:	10 shares

Hypothetical Final Price of the Worst Performing Reference Stock	Hypothetical Percentage Change of the Worst Performing Reference Stock	Hypothetical Payment at Maturity	Hypothetical Return on the Notes (Excluding Any Contingent Coupon Payments Paid Prior to Maturity)
$200.00	100.00%	$1,012.70(1)	1.27%
$150.00	50.00%	$1,012.70	1.27%
$125.00	25.00%	$1,012.70	1.27%
$100.00(2)	0.00%	$1,012.70	1.27%
$80.00	-20.00%	$1,012.70	1.27%
$70.00	-30.00%	$1,012.70	1.27%
$60.00(3)	-40.00%	$1,012.70	1.27%
$59.00	-41.00%	10 shares(4)	-41.00%*
$40.00	-60.00%	10 shares	-60.00%*
$30.00	-70.00%	10 shares	-70.00%*
$25.00	-75.00%	10 shares	-75.00%*
$0.00	-100.00%	10 shares	-100.00%*

(1)	The Payment at Maturity will not exceed the principal amount plus the final Contingent Coupon Payment.
(2)	The hypothetical Initial Price of $100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Initial Price of any Reference Stock.
(3)	This is the hypothetical Principal Barrier Price of the Worst Performing Reference Stock.
(4)	This is the hypothetical Physical Delivery Amount.

* Calculated based on the corresponding hypothetical Final Price of the Worst Performing Reference Stock.

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the notes assuming that the notes have not been automatically called prior to maturity and are held to maturity.

Example 1: The Percentage Change of the Worst Performing Reference Stock Is 50.00%.

Because the Final Price of the Worst Performing Reference Stock is greater than or equal to its Principal Barrier Price, the Payment at Maturity would be $1,012.70 per $1,000 principal amount, calculated as follows:

$1,000 + Final Contingent Coupon Payment

= $1,000 + ($1,000 × 1.27%)

= $1,012.70

Example 1 shows that the Payment at Maturity will be fixed at the principal amount plus the final Contingent Coupon Payment when the Final Price of the Worst Performing Reference Stock is at or above its Principal Barrier Price, regardless of the extent to which the price of the Worst Performing Reference Stock increases.

Example 2: The Percentage Change of the Worst Performing Reference Stock Is -20.00%.

Because the Final Price of the Worst Performing Reference Stock is greater than or equal to its Principal Barrier Price, the Payment at Maturity would be $1,012.70 per $1,000 principal amount, calculated as follows:

$1,000 + Final Contingent Coupon Payment

= $1,000 + ($1,000 × 1.27%)

= $1,012.70

Example 2 shows that the Payment at Maturity will equal the principal amount plus the final Contingent Coupon Payment when the Final Price of the Worst Performing Reference Stock is at or above its Principal Barrier Price, although the price of the Worst Performing Reference Stock has decreased moderately.

Example 3: The Percentage Change of the Worst Performing Reference Stock Is -75.00%.

Because the Final Price of the Worst Performing Reference Stock is less than its Principal Barrier Price, the Payment at Maturity would be the Physical Delivery Amount, and you will receive 10 shares of the Worst Performing Reference Stock.

At our election, you may receive the cash value of those shares based on the Final Price of the Worst Performing Reference Stock, which equals $250 per $1,000 principal amount (10 shares x $25).

In addition, on the Maturity Date, you will not receive the final Contingent Coupon Payment because the hypothetical Final Price of the Worst Performing Reference Stock is less than its hypothetical Principal Barrier Price.

These examples illustrate that you will not participate in any appreciation of any Reference Stock, but will be fully exposed to a decrease in the Worst Performing Reference Stock if the notes are not called and the Final Price of the Worst Performing Reference Stock is less than its Principal Barrier Price, even if the Final Prices of the other Reference Stocks have appreciated or have not declined below their respective Principal Barrier Prices.

INVESTOR SUITABILITY

The notes may be suitable for you if:

•	You believe that the Closing Price of each Reference Stock will be at or above its Coupon Barrier Price on most or all of the Coupon Determination Dates, and the Final Price of the Worst Performing Reference Stock will be at or above its Principal Barrier Price.
•	You seek an investment with monthly Contingent Coupon Payments of at least $12.70 per $1,000 principal amount (or at least 1.27% of the principal amount, equivalent to at least 15.24% per annum, to be determined on the Trade Date) until the earlier of maturity or automatic call, if, and only if, the Closing Price of the Worst Performing Reference Stock on the applicable Coupon Determination Date is greater than or equal to its Coupon Barrier Price.
•	You are willing to receive the Physical Delivery Amount in shares of the Worst Performing Reference Stock or the cash value of those shares, which is expected to be worth substantially less than the principal amount of the notes as of the Final Valuation Date, if the notes are not called and the Final Price of the Worst Performing Reference Stock is less than its Principal Barrier Price.
•	You are willing to accept the risk that you may not receive any Contingent Coupon Payments on most or all of the Coupon Payment Dates and may lose up to 100% of the principal amount of the notes at maturity.
•	You are willing to invest in the notes based on the fact that your maximum potential return is the sum of any Contingent Coupon Payments payable on the notes.
•	You are willing to forgo participation in any appreciation of any Reference Stock.
•	You understand that the return on the notes will depend solely on the performance of the Worst Performing Reference Stock on each Coupon Determination Date and consequently, the notes are riskier than alternative investments linked to only one of the Reference Stocks or linked to a basket composed of the Reference Stocks.
•	You understand that the notes may be automatically called prior to maturity and that the term of the notes may be as short as approximately three months, or you are otherwise willing to hold the notes to maturity.
•	You do not seek certainty of current income over the term of the notes.
•	You are willing to forgo dividends or other distributions paid on the Reference Stocks.
•	You do not seek an investment for which there will be an active secondary market.
•	You are willing to assume the credit risk of the Bank for any payments under the notes.

The notes may not be suitable for you if:

•	You believe that the Closing Price of at least one Reference Stock will be below its Coupon Barrier Price on most or all of the Coupon Determination Dates, and the Final Price of the Worst Performing Reference Stock will be below its Principal Barrier Price.
•	You believe that the Contingent Coupon Payments, if any, will not provide you with your desired return.
•	You are unwilling to receive the Physical Delivery Amount in shares of the Worst Performing Reference Stock or the cash value of those shares, which is expected to be worth substantially less than the principal amount of the notes as of the Final Valuation Date, if the notes are not called and the Final Price of the Worst Performing Reference Stock is less than its Principal Barrier Price.
•	You are unwilling to accept the risk that you may not receive any Contingent Coupon Payments on most or all of the Coupon Payment Dates and may lose up to 100% of the principal amount of the notes at maturity.
•	You seek full payment of the principal amount of the notes at maturity.
•	You seek an uncapped return on your investment.
•	You seek exposure to the upside performance of any or each Reference Stock.
•	You seek exposure to a basket composed of the Reference Stocks or a similar investment in which the overall return is based on a blend of the performances of the Reference Stocks, rather than solely on the Worst Performing Reference Stock.
•	You are unable or unwilling to hold the notes that may be automatically called prior to maturity, or you are otherwise unable or unwilling to hold the notes to maturity.
•	You seek certainty of current income over the term of the notes.
•	You want to receive dividends or other distributions paid on the Reference Stocks.
•	You seek an investment for which there will be an active secondary market.
•	You are not willing to assume the credit risk of the Bank for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review ‘‘Additional Risk Factors’’ below for risks related to the notes.

ADDITIONAL RISK FACTORS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus.

Structure Risks

If the notes are not called, you may lose all or a substantial portion of the principal amount of your notes.

The notes do not guarantee any return of principal. The repayment of any principal on the notes at maturity depends on the Final Price of the Worst Performing Reference Stock. The Bank will only repay you the full principal amount of your notes if the Final Price of the Worst Performing Reference Stock is equal to or greater than its Principal Barrier Price. If the Final Price of the Worst Performing Reference Stock is less than its Principal Barrier Price, we will pay you the Physical Delivery Amount in shares of the Worst Performing Reference Stock or, at our election, the cash value of those shares. In that case, the Payment at Maturity is expected to be worth significantly less than the principal amount and you could lose all of your principal amount if the Final Price of the Worst Performing Reference Stock falls to zero. Even with any Contingent Coupon Payments, the return on the notes could be negative.

The automatic Call Feature limits your potential return.

If the notes are called, the payment on the notes on any Call Payment Date is limited to the principal amount plus the applicable Contingent Coupon Payment. In addition, if the notes are called, which may occur as early as the third Coupon Determination Date, the amount of coupon payable on the notes will be less than the full amount of coupon that would have been payable if the notes had not been called prior to maturity. If the notes are automatically called, you will lose the opportunity to continue to receive the Contingent Coupon Payments from the relevant Call Payment Date to the scheduled Maturity Date, and the total return on the notes could be minimal. Because of the automatic Call Feature, the term of your investment in the notes may be limited to a period that is shorter than the original term of the notes and may be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

The notes do not provide for fixed payments of interest and you may receive no Contingent Coupon Payments on most or all of the Coupon Payment Dates.

On each Coupon Payment Date, you will receive a Contingent Coupon Payment if, and only if, the Closing Price of the Worst Performing Reference Stock on the related Coupon Determination Date is greater than or equal to its Coupon Barrier Price. If the Closing Price of the Worst Performing Reference Stock on any Coupon Determination Date is less than its Coupon Barrier Price, you will not receive any Contingent Coupon Payment on the related Coupon Payment Date, and if the Closing Price of the Worst Performing Reference Stock is less than its Coupon Barrier Price on each Coupon Determination Date over the term of the notes, you will not receive any Contingent Coupon Payments over the entire term of the notes.

You will not participate in any appreciation of any Reference Stock and your return on the notes will be limited to the Contingent Coupon Payments paid on the notes, if any.

The Payment at Maturity will not exceed the principal amount plus the final Contingent Coupon Payment and any positive return you receive on the notes will be composed solely of the sum of any Contingent Coupon Payments received prior to and at maturity. You will not participate in any appreciation of any Reference Stock. Therefore, if the appreciation of any Reference Stock exceeds the sum of the Contingent Coupon Payments paid to you, if any, the notes will underperform an investment in securities linked to that Reference Stock providing full participation in the appreciation. Accordingly, the return on the notes may be less than the return would be if you made an investment in securities directly linked to the positive performance of the Reference Stocks.

Higher Contingent Coupon Payment or lower Principal Barrier Price are generally associated with Reference Stocks with greater expected volatility and therefore can indicate a greater risk of loss.

“Volatility” refers to the frequency and magnitude of changes in the price of a Reference Stock. The greater the expected volatility with respect to a Reference Stock on the Trade Date, the higher the expectation as of the Trade Date that the price of the Reference Stock could close below its Principal Barrier Price on the Final Valuation Date, indicating a higher expected risk of loss on the notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Payment than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Coupon Barrier Price or a higher Contingent Coupon Payment) than for similar securities linked to the performance of the Reference Stocks with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Payment may indicate an increased risk of loss. Further, a relatively lower Principal Barrier Price may not necessarily indicate that the notes have a greater likelihood of a repayment of principal at maturity. The volatility of a Reference Stock can change significantly over the term of the notes. The price of a Reference Stock for your notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Reference Stocks and the potential to lose some or all of your principal at maturity.

The payments on the notes are not linked to the price of the Reference Stocks at any time other than the Coupon Determination Dates.

The payments on the notes will be based on the Closing Price of each Reference Stock on the Coupon Determination Dates. Therefore, for example, if the Closing Price of a Reference Stock declined as of a Coupon Determination Date below its Initial Price or Coupon Barrier Price, as applicable, the notes will not be called and the relevant Contingent Coupon Payment will not be payable. Similarly, if the Final Price of the Worst Performing Reference Stock declined as of the Final Valuation Date below its Principal Barrier Price, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the Closing Price of the Worst Performing Reference Stock prior to the Final Valuation Date. Although the actual price of a Reference Stock at other times during the term of the notes may be higher than its Closing Price on a Coupon Determination Date, the payments on the notes will not benefit from the Closing Price of such Reference Stock at any time other than the Coupon Determination Dates.

If the Physical Delivery Amount is paid on the notes, you will be subject to the price fluctuation of the Worst Performing Reference Stock after the Final Valuation Date.

If the notes are not called and the Final Price of the Worst Performing Reference Stock is less than its Principal Barrier Price, we may deliver to you at maturity the Physical Delivery Amount in shares of the Worst Performing Reference Stock. The value of those shares may further decrease between the Final Valuation Date and the Maturity Date, and you will incur additional losses to the extent of such decrease. In addition, there is no assurance that an active trading market will continue for shares of the Worst Performing Reference Stock or that there will be liquidity in that trading market.

Reference Asset Risks

The notes are subject to the full risks of the Worst Performing Reference Stock and will be negatively affected if any Reference Stock performs poorly, even if the other Reference Stocks perform favorably.

You are subject to the full risks of the Worst Performing Reference Stock. If the Worst Performing Reference Stock performs poorly, you will be negatively affected, even if the other Reference Stocks perform favorably. The notes are not linked to a basket composed of the Reference Stocks, where the better performance of some Reference Stocks could offset the poor performance of others. Instead, you are subject to the full risks of the Worst Performing Reference Stock on each Coupon Determination Date. As a result, the notes are riskier than an alternative investment linked to only one of the Reference Stocks or linked to a basket composed of the Reference Stocks. You should not invest in the notes unless you understand and are willing to accept the full downside risks of the Worst Performing Reference Stock.

You will be subject to risks relating to the relationship among the Reference Stocks.

The notes are linked to the individual performance of each Reference Stock. As such, the notes will perform poorly if only one of the Reference Stocks performs poorly. It is impossible to predict the relationship among the Reference Stocks. If the performances of the Reference Stocks exhibit no relationship to each other, it is more likely that one of the Reference Stocks will cause the notes to perform poorly. However, if the Reference Stock Issuers’ businesses tend to be related such that the performances of the Reference Stocks are correlated, then there is less likelihood that only one Reference Stock will cause the notes to perform poorly. Furthermore, to the extent that each Reference Stock represents a different market segment or market sector, the risk of one Reference Stock performing poorly is greater. As a result, you are not only taking market risk on each Reference Stock Issuer and its business, you are also taking a risk relating to the relationship between each Reference Stock Issuer and Reference Stock to others.

There will be limited anti-dilution protection.

For certain events affecting shares of a Reference Stock, such as stock splits or extraordinary dividends, the calculation agent may make adjustments which may adversely affect any payments on the notes. However, the calculation agent is not required to make an adjustment for every corporate action which affects the price of a Reference Stock. If an event occurs that does not require the calculation agent to adjust the price of a Reference Stock, the market value of the notes and the amount due on the notes may be materially and adversely affected.

Conflicts of Interest

Certain business, trading and hedging activities of us, the agent, and our other affiliates may create conflicts with your interests and could potentially adversely affect the value of the notes.

We, the agent, and our other affiliates may engage in trading and other business activities related to a Reference Stock that are not for your account or on your behalf. We, the agent, and our other affiliates also may issue or underwrite other financial instruments with returns based upon a Reference Stock. These activities may present a conflict of interest between your interest in the notes and the interests that we, the agent, and our other affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they adversely affect the price of any Reference Stock or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

Moreover, we, the agent and our other affiliates play a variety of roles in connection with the issuance of the notes, including hedging our obligations under the notes and making the assumptions and inputs used to determine the pricing of the notes and the initial estimated value of the notes when the terms of the notes are set. We expect to hedge our obligations under the notes through the agent, one of our other affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the notes. Any of these hedging activities may adversely affect the price of a Reference Stock and therefore the market value of the notes and the amount you will receive, if any, on the notes. In connection with such activities, the economic interests of us, the agent, and our other affiliates may be adverse to your interests as an investor in the notes. Any of these activities may adversely affect the value of the notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, the agent, one or more of our other affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the notes even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agent, our other affiliates or any unaffiliated counterparty receive for the sale of the notes, which creates an additional incentive to sell the notes to you. We, the agent, our other affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes.

There are potential conflicts of interest between you and the calculation agent.

The calculation agent will determine, among other things, the amount of payments on the notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting a Reference Stock has occurred and make a good faith estimate in its sole discretion of the Closing Price for an affected Reference Stock if the relevant Coupon Determination Date is postponed to the last possible day, and make certain anti-dilution adjustments with respect to a Reference Stock if certain corporate events occur. See “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Reference Stocks” and “—Anti-Dilution Adjustments” in the underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

Tax Risks

The tax treatment of the notes is uncertain.

Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

General Risks

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.

The notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. Any payment to be made on the notes depends on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the notes. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

The Bank’s initial estimated value of the notes will be lower than the initial issue price (price to public) of the notes.

The initial issue price of the notes will exceed the Bank’s initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the initial issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s initial estimated value does not represent future values of the notes and may differ from others’ estimates.

The Bank’s initial estimated value of the notes is only an estimate, which will be determined by reference to the Bank’s internal pricing models when the terms of the notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the prices of the Reference Stocks, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which the agent or any other party would be willing to buy the notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which the agent or any other party would be willing to buy the notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt.

The internal funding rate to be used in the determination of the Bank’s initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the Trade Date, and any secondary market prices of the notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The notes will not be listed on any securities exchange and we do not expect a trading market for the notes to develop.

The notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop for the notes. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to maturity or automatic call. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to maturity or automatic call.

INFORMATION REGARDING THE REFERENCE STOCKS

The information below are brief descriptions of the Reference Stocks. We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), each Reference Stock Issuer is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Stock Issuers can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.

This document relates only to the notes and does not relate to the securities of any Reference Stock Issuer. None of us, CIBCWM or any of our other affiliates has participated or will participate in the preparation of any Reference Stock Issuer’s publicly available documents. None of us, CIBCWM or any of our other affiliates has made any due diligence inquiry with respect to any Reference Stock Issuer in connection with the offering of the notes. None of us, CIBCWM or any of our other affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Reference Stock Issuers are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Reference Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Stock Issuers could affect the prices of the Reference Stocks and therefore could affect your return on the notes. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or the accompanying prospectus, the prospectus supplement or the underlying supplement. The selection of the Reference Stocks is not a recommendation to buy or sell shares of the Reference Stocks.

Amazon.com, Inc.

Amazon.com, Inc. is an online retailer that offers a range of products. The company’s products include books, music, videotapes, computers, electronics, home and garden, and other products. The company offers personalized shopping services, web-based credit card payment, and direct shipping to customers. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1018724. This Reference Stock trades on the Nasdaq Global Select Market under the symbol “AMZN.”

Costco Wholesale Corporation

Costco Wholesale Corporation operates wholesale membership warehouses in multiple countries. The company sells all kinds of food, automotive supplies, toys, hardware, sporting goods, jewelry, electronics, apparel, health, and beauty aids, as well as other goods. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 909832. This Reference Stock trades on the Nasdaq Global Select Market under the symbol “COST.”

Tesla, Inc.

Tesla, Inc. designs, manufactures and sells electric vehicles and electric vehicle powertrain components. The company owns its sales and service network and sells electric powertrain components to other automobile manufacturers. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1318605. This Reference Stock trades on the Nasdaq Global Select Market under the symbol “TSLA.”

Historical Performance of the Reference Stocks

The following graphs set forth daily Closing Prices of the Reference Stocks for the period from January 1, 2016 to November 17, 2021. On November 17, 2021, the Closing Price was $3,549.00 for AMZN, $526.29 for COST, and $1,089.01 for TSLA. We obtained the Closing Prices below from Bloomberg L.P. (“Bloomberg”) without independent verification. The historical performance of a Reference Stock should not be taken as an indication of its future performance, and no assurances can be given as to the price of any Reference Stock at any time during the term of the notes, including the Coupon Determination Dates. We cannot give you assurance that the performance of the Reference Stocks will result in any positive return on your investment.

Historical Performance of AMZN

Source: Bloomberg

Historical Performance of COST

Source: Bloomberg

Historical Performance of TSLA

Source: Bloomberg

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the notes. It applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, cash redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your notes for more than one year. If, however, we elect physical settlement, you should generally recognize capital gain or loss equal to the difference between the amount of cash received in lieu of any fractional Reference Stock and the pro rata portion of your tax basis in the notes that is allocable to such fractional Reference Stock, based on the amount of cash received and the fair market value of the Reference Stock received. Although no assurances can be provided in this regard, you may generally expect not to recognize any gain or loss with respect to any Reference Stock received. You should generally have a basis in the Reference Stock equal to your tax basis in the notes, other than any amount allocated to a fractional Reference Stock. The holding period for such Reference Stock should start on the day after receipt. In addition, the tax treatment of the Contingent Coupon Payments is unclear. Although the tax treatment of the Contingent Coupon Payments is unclear, we intend to treat any Contingent Coupon Payments, including on the Maturity Date or upon an automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

The expected characterization of the notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to the notes and certain other considerations with respect to an investment in the notes, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act(Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that none of the Reference Stocks, or any other stock substituted for a Reference Stock as described under “Certain Terms of the Notes—Anti-Dilution Adjustments—Reorganization Events” in the underlying supplement, will at any relevant time be “taxable Canadian property”, as defined in the Canadian Tax Act of a Non-Resident Holder.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well. This summary does not discuss any tax considerations which may be applicable to the acquisition, holding or disposition of any Reference Stock (or any stock substituted therefor) acquired by a Non-Resident Holder on payment of the Physical Delivery Amount at Maturity, if applicable. Non-Resident Holders should consult their own tax advisors in this regard.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

CIBCWM will purchase the notes from CIBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, or will offer the notes directly to investors. CIBCWM or other registered broker-dealers will offer the notes at the price to public set forth on the cover page of this pricing supplement. CIBCWM may receive a commission of up to $35.00 (3.50%) per $1,000 principal amount of the notes and may use a portion or all of that commission to allow selling concessions to other dealers in connection with the distribution of the notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. The price to public for notes purchased by certain fee-based advisory accounts may vary between 96.50% and 100.00% of the principal amount of the notes. Any sale of a note to a fee-based advisory account at a price to public below 100.00% of the principal amount will reduce the agent’s commission specified on the cover page of this pricing supplement with respect to such note. The price to public paid by any fee-based advisory account will be reduced by the amount of any fees assessed by the dealers involved in the sale of the notes to such advisory account but not by more than 3.50% of the principal amount of the notes.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We expect to deliver the notes against payment therefor in New York, New York on a date that is more than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the notes. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Original Issue Date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately three months after the Trade Date, the price at which CIBCWM may repurchase the notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the notes at that time, and could be lower than CIBCWM’s price. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the Original Issue Date.

THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s initial estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the notes will be determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s initial estimated value does not represent future values of the notes and may differ from others’ estimates” in this pricing supplement.

The Bank’s initial estimated value of the notes will be lower than the initial issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the initial issue price of the notes. These costs include the selling commissions paid to CIBCWM and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Additional Risk Factors—The Bank’s initial estimated value of the notes will be lower than the initial issue price (price to public) of the notes” in this pricing supplement.